EXHIBIT 10.1



Personal/Confidential
Mr. Joakim Weidemanis
5013 N. W. 60th Terrace
Gainesville, FL 62653   USA

Date: May 23, 2005
Re: PB/em
Phone: 41 1 944 2285
Fax: 41 1 944 2255

Employment Offer

Dear Joakim,

We are very satisfied about our various discussions and would like to offer you the position of Head Product Inspection Division with METTLER TOLEDO after a defined introduction period.

In the following outline we want to summarize for you the key elements of our employment offer:

Introduction Period           You will start as Head of Business
                              Development being responsible for specific projects and assignments and report to the acting Head Product Inspection Division,
                              Viggo Nielsen. No later than September 1,
                              2006, including a comprehensive introduction, you will assume the responsibility for the Product Inspection business as Head Product
                              Inspection Division and report to the CEO, Robert F. Spoerry.

Position Location/
Employing Company             The position is based in Tampa, Florida and
                              you will be employed by Mettler-Toledo, Inc., Columbus, Ohio. If not otherwise stipulated in this letter, the Human Resources Policy and the General Rules of Employment, including Benefit Plans, of Mettler-Toledo,
                              Inc., apply. Remuneration Base Salary of USD
                              200,000 gross per annum, payable in 12
                              monthly installments of USD 16,666.67. In addition to the base salary, you are eligible for a Bonus in the Incentive Plan POBS Plus which is based and calculated on the grade of target achievement at the end of the business year. For 100% target achievement, the bonus is USD 75,000 -- gross (37.5% of the base salary). The Regulations of the Incentive
                              System POBS Plus are attached to this letter.
                              For business year 2005, a minimum target achievement of 100% is guaranteed and the bonus is pro-rated, depending on the starting date.

                              At the time of assuming full responsibility for the Product Inspection Division the Base Salary will be adjusted to USD 220,000 gross per annum.

Equity Incentive Plan         You are eligible to participate in the
                              METTLER TOLEDO Equity Incentive Plan as might be amended from time to time. After taking up service for METTLER TOLEDO, we anticipate a grant of 10,000 stock options or an equivalent equity based grant.

Car Allowance                 You shall be provided with a car allowance of
                              USD 833.00 gross per month, always in line with the actually valid vehicle policy and rules for the senior management staff of Mettler-Toledo, Inc.

Personnel Insurance           Participation in the Mettler-Toledo, Inc.
                              insurance benefit plans and arrangements as actually valid or amended from time to time, in particular 401 (k) Retirement Savings
                              Plan, Health Care coverage, Life, Accident and Disability Income Protection.

Relocation Assistance          Relocation assistance will be provided to
                              move your current residence to the Tampa area. The company will provide reimbursement of real estate commissions on the sale of your current home along with transportation of household goods, closing costs for the new residence and a lump sum allowance. The details are provided in the Relocation Policy attached.

Vacation You are entitled to 20 paid vacation days in each calendar year. You shall also be entitled to all paid holidays.

Duration/
Notice Period/
Termination                   The employment starts on September 1, 2005,
                              or earlier. It is of unlimited duration. It may be terminated by either party without cause by giving twelve (12) months notice in writing to the end of a month, and shall terminate at the end of such notice period.

                              If the company, for any reason, does not appoint the employee to the position of Head Product Inspection Division or an equivalent position by September 1, 2006, the employee has the right to terminate the employment without notice. In this case, the company will pay the employee severance equal to 12 months of base salary.

                              METTLER TOLEDO may terminate the employee's employment hereunder without any breach of the employment agreement and without a twelve month notice period under the following circumstances.

                              .    Death: The employee's employment
                                   hereunder shall terminate upon his
                                   death.
                              .    Disability: If, as a result of the
                                   employee's incapacity due to physical or mental illness, the employee shall have been absent from his duties hereunder on a full-time basis for the entire period of twelve consecutive months, and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such twelve month period) shall not have returned to the performance of his duties hereunder on a full-time basis, METTLER TOLEDO may terminate the employee's employment hereunder.
                              .    METTLER TOLEDO may terminate the
                                   employee's employment hereunder for
                                   cause, with immediate effect.

Non-Competition               While you are employed by METTLER TOLEDO, and
                              for a period of twelve months after the
                              termination of your employment, you shall not knowingly engage in or be employed in any business anywhere in the world which competes with the principal businesses of METTLER
                              TOLEDO.

Applicable Law and
Jurisdiction                  The employment shall be governed by US Law.
                              All disputes concerning the terms and
                              conditions of this agreement shall be brought before the ordinary courts in the State of Ohio, USA.

We are pleased to welcome you to METTLER TOLEDO and are convinced that we can offer you an attractive business environment. You will find a challenging and rewarding function with broad professional and personal development possibilities.

If you comply with the above, we ask you to kindly sign one copy and return it to us.

Yours sincerely,

Mettler-Toledo International Inc.





Robert F. Spoerry                      Peter Buerker
Chairman, President and CEO         Head Human Resources





--------------------------------------
Joakim Weidemanis           (Accepted)

--------------------------------------
                                (Date)

Enclosures:- POBS Plus Regulations
    - US Relocation Policy